Exhibit 99-2                       Schedule A

                             Warrantech Corporation
                          Summary of Audit Adjustments
                            Fiscal year Ended 3-31-99


Note # Audit Adjustments resulting from Events subsequent to year end: Amount


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                                                                                                  Amount
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1    Proteva ("PRO"), a manufacturer/seller of computers, had an agreement with                     $533,000
     Warrantech ("WTEC") wherein WTEC would administer on behalf of PRO the warranty provided on each product. The agreement stipulated WTEC would receive an administrative fee for each product shipped. In January/February
     1999, WTEC discovered that PRO had underreported to WTEC the number of products shipped. Based on admissions by Pro of the number of units sold,
     WTEC accrued for the units underreported and recognized revenue of
     $1,033,000. Litigation commenced in May 1999, resulting in a settlement agreement and mutual release whereby WTEC would receive $500,000 necessitating an adjustment to increase allowance for doubtful accounts for
     $533,000.

2    CompUSA, a retailer of computer products and customer of WTEC acquired the                   $2,447,679
     Computer City stores. In September/October 1998, WTEC, at the request of
     CompUSA, converted the 50 acquired stores to begin selling WTEC warranties.
     This required sales personnel training, system review for data reporting, production of supplies and store/salesperson performance monitoring. In
     November/December WTEC and CompUSA reached an agreement to administer the contracts sold by Computer City prior to their acquisition. A draft agreement was prepared effective December 1, 1998, subject to approval of
     CompUSA's in house counsel. WTEC recognized revenue of $2,448,000 in
     December 1998,based on the services rendered. While the agreement was under legal review, Cigna Property and Casualty Insurance notified WTEC of a premium increase which WTEC notified CompUSA on March 30,1999, in accordance with its agreement. On June 22, 1999, CompUSA rejected the premium increase imposed by Cigna Property and Casualty Insurance Company with respect to the insurance underlying the warranties administered by
     WTEC. On June 30, 1999, CompUSA gave notice to WTEC that it was terminating the Administration Agreement dated August 18, 1995. As the $2,448,000 was not paid, an adjustment to increase allowance for doubtful accounts was required
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
     In addition, based on the termination, an allowance for doubtful accounts                      $559,000
     for other unpaid receivables from CompUSA totaling $560,000 was required.

     Audit Adjustments resulting from judgmental differences:

3    Historically and for the fiscal year ended March 31, 1999,WTEC established                   $1,018,969
     its allowance for doubtful accounts at year end by reserving 100% for any receivables over 15 months. Ernst & Young recommended that we provide for an additional reserve of $193,000 for receivables between 9 through 15 months and that we provide an additional further reserve of $826,256 for other specific potential uncollectable receivables. (To date $489,333 of these receivables has been Collected.)

     Write down of capitalized building costs                                                       $155,000

     Other Miscellaneous Audit Adjustments:

4    Comprised of a payroll accrual reversal posted twice for $158,894; a write                     $313,366
     off of an obsolete prepaid of $135,000 and other sundry adjustments of
     $19,472.


Total Summary of Audit
Adjustments                                                                                       $5,027,014
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